EXHIBIT 99.1

APPLIED INDUSTRIAL TECHNOLOGIES NAMES NEIL A. SCHRIMSHER AS ITS NEW CHIEF EXECUTIVE OFFICER

CLEVELAND, OHIO (October 17, 2011) – The Board of Directors of Applied Industrial Technologies (NYSE: AIT) today announced Neil A. Schrimsher will become the Company’s new Chief Executive Officer effective October 25, immediately following Applied’s annual shareholder meeting, at which time he will also be appointed to the Board of Directors. Mr. Schrimsher will succeed David L. Pugh, who previously announced he would retire and step down from the Board. Mr. Schrimsher was selected in a thorough search process by the Board with an internationally recognized executive search firm.

Mr. Schrimsher, age 47, was most recently Executive Vice President of Cooper Industries (NYSE: CBE), a $5.1 billion (2010 revenues) global electrical products manufacturer, where he lead multiple businesses in Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. Prior to joining Cooper in 2006 as President of Cooper Lighting, he worked in Atlanta for Siemens Energy & Automation, part of Siemens AG, the global electronics and electrical engineering company, as Vice President, Residential Infrastructure Division (2001-2003), and Vice President, Power Distribution & Controls (2003-2006). He began his career at General Electric Company in 1984 and rose through a succession of positions in GE Lighting, including National Sales Manager and General Manager of Commercial & Industrial Marketing. He worked at GE Lighting headquarters in Cleveland from 1991-1994 and from 1998-2001. Neil holds an MBA from John Carroll University and a BS in Business Administration (Marketing) from the University of Tennessee.

“Neil Schrimsher is an outstanding, seasoned leader with extensive experience and an exceptional track record of driving profitable growth at GE, Siemens and Cooper Industries,” said Applied’s presiding non-management director, Peter C. Wallace. “Throughout his career, he has been highly active with end users and selling through distribution, so he has an excellent understanding of industrial distribution business from a manufacturer’s viewpoint and a customer’s perspective. In leading global businesses at Cooper and Siemens, he built and executed strategies, drove operational improvements and generated growth — both organically and through acquisitions. The Board is absolutely delighted to have Neil joining Applied Industrial Technologies as its new Chief Executive Officer. We believe he is a strong fit and the right person to lead the company to new heights of success.”

With approximately 470 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2011, Applied posted sales of $2.2 billion. Applied can be visited on the Internet at http://www.applied.com.

For further information, contact Richard C. Shaw, Vice President - Communications, at 216-426-4343. A digital photo of Neil Schrimsher is available at the following link: http://www.applied.com/releasephotos.